Exhibit 99.1

Recro Pharma Reports First Quarter 2017 Financial Results

Reports First Quarter 2017 Revenues of $18.7 Million

Recently Announced Successful Top-Line Results from Phase III Safety Study of IV Meloxicam

On Track to File NDA with U.S. FDA for IV Meloxicam During Early Q3 2017

MALVERN, Pa., May 11, 2017 (GLOBE NEWSWIRE) — Recro Pharma, Inc. (NASDAQ:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for hospital and other acute care settings, today reported financial results for the three months ended March 31, 2017.

“We achieved a key milestone this week in the development of our lead product candidate, intravenous (IV) meloxicam, with Tuesday’s announcement of successful top-line results from our Phase III safety study,” said Gerri Henwood, President and Chief Executive Officer of Recro. “We believe this study was the largest double-blind, placebo-controlled, Phase III trial evaluating the safety of a non-opioid, IV pain product in a post-operative setting. We believe we remain on track to file the New Drug Application (NDA) with the U.S. Food and Drug Administration during early third quarter 2017.”

“In parallel with preparing the IV meloxicam NDA, we are actively building our commercial and medical affairs team. We recently appointed Cynthia Sherman as Vice President, Market Access and Brenda Yvette Lemus, M.D., as Vice President, Medical Affairs, both highly regarded leaders in their respective fields. Cynthia is a leading innovator in payer strategy with extensive relationships with a variety of policy and industry groups. Brenda brings an impressive track record in building awareness in the scientific and medical community and unlocking the value of new pain products. We believe these appointments are key additions to the Recro leadership team and represent our commitment to bringing IV meloxicam into the hands of the physicians who need it,” Ms. Henwood concluded.

First Quarter 2017 and Recent Highlights

•	Reported Successful Top-Line Results from the IV Meloxicam Phase III Safety Study. The primary objective of this safety study evaluating IV meloxicam (30mg bolus injection) following major surgery was to evaluate the safety and tolerability of IV meloxicam 30mg compared to placebo through Day 28 following treatment. The study demonstrated that the adverse event profile of IV meloxicam 30mg was consistent with previously completed studies, and was similar to placebo. Recro believes these new safety study results, together with the positive results from two Phase III efficacy trials, multiple Phase II trials, and other safety studies, complete the full clinical development program for its planned NDA submission for IV meloxicam 30mg as a novel non-opioid product for management of moderate to severe pain.

•	Strong Gainesville Manufacturing Performance. Recro’s manufacturing business continued to perform well with revenues of $18.7 million for the first quarter ended March 31, 2017.

•	Strengthened the IV Meloxicam Commercialization and Medical Affairs Team with Two Key Additions. Recro recently appointed two highly experienced executives to lead the IV meloxicam commercialization and medical affairs team. Cynthia Sherman joined the Company as Vice President, Market Access and Brenda Yvette Lemus, M.D., joined as Vice President, Medical Affairs. Both individuals have strong backgrounds in designing and implementing commercial and medical affairs strategies for new pharmaceutical products. Ms. Sherman brings to Recro over 20 years of reimbursement, health policy and Centers for Medicare and Medicaid Services (CMS) experience, having held senior market access positions with leading life science companies, including Osiris Therapeutics, Inc., Shire plc, Regeneron Pharmaceuticals, Inc., Genzyme Corp. and Millennium Pharmaceuticals, Inc. Dr. Lemus is a licensed physician who brings over 15 years of industry and medical affairs experience to Recro, most recently serving as Medical Director, Global Medical Director-Pain at Teva Pharmaceuticals Industries Ltd., as well other senior leadership positions with AcelRx Pharmaceuticals, Inc., Cumberland Pharmaceuticals, Inc. and Covidien, Inc.

•	Appointed Bryan M. Reasons to the Board of Directors. In March 2017, Bryan M. Reasons was appointed to Recro’s Board of Directors. Mr. Reasons currently serves as Senior Vice President, Finance and Chief Financial Officer of Impax Laboratories. Prior to joining Impax in 2012, he held positions of increasing responsibility, including financial leadership roles at Cephalon, Inc., Teva Pharmaceutical Industries Ltd., DuPont and PricewaterhouseCoopers LLP.

Financial Results

As of March 31, 2017, Recro had cash, cash equivalents and short-term investments of $55.5 million.

Revenues were $18.7 million and $17.7 million, and our COGS were $10.5 million and $10.3 million for the three months ended March 31, 2017 and 2016, respectively. The increase of $1.0 million in revenue was primarily the result of an increase of $2.4 million in royalty and profit sharing revenue, offset by a $1.4 million change in the timing of orders and shipments to certain commercial partners. One of the Company’s commercial partners, Pernix, is out of stock for the 20mg dosage strength of Zohydro ER® due to a manufacturing issue. Recro is working closely with Pernix to resolve this issue. The 20mg dosage strength is one of six strengths Recro manufactures for Pernix. For fiscal year 2016, revenues across all Zohydro ER® strengths represented less than 10% of Recro’s total revenues.

Research and development expenses were $7.8 million for both of the three month periods ended March 31, 2017 and 2016. Although the Company experienced a decrease in its IV meloxicam clinical expenses of $0.9 million, this decrease was offset by increases of $0.5 million of IV meloxicam pre-commercialization manufacturing costs, and $0.3 million of higher R&D expenses at its contract development and manufacturing organization (CDMO) facility.

General and administrative expenses for the three months ended March 31, 2017 were $4.0 million, compared to $2.7 million for the same period in 2016. The increase was primarily due to increased headcount and pre-commercialization and medical affairs expenses.

Amortization of intangibles for each of the three months ended March 31, 2017 and 2016 was $0.6 million, which was exclusively related to the amortization of the Company’s royalties and contract manufacturing relationships intangible asset over its six-year estimated useful life.

Interest expense, net was $1.1 million and $1.5 million during three months ended March 31, 2017 and 2016, respectively, due to a lower principal balance on the Company’s OrbiMed senior secured term loan and amortization of the related financing costs.

For the three months ended March 31, 2017, Recro reported a net loss of $8.1 million, or $0.42 per share, compared to net loss of $6.5 million, or $0.71 per share, for the comparable period in 2016.

Financial Guidance

The Company reiterates its expectation that it will generate revenue in the range of $55-$60 million in 2017, given existing contracts and timing of customer order patterns, and customer product market performance.

About IV/IM Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses analgesic, anti-inflammatory, and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. IV meloxicam was designed using a NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds.

About Recro Pharma, Inc.

Recro is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located at the Company’s Gainesville facility. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam has successfully completed four Phase II clinical trials in the management of moderate to severe post-operative pain and two pivotal Phase III clinical efficacy trials in patients following bunionectomy and abdominoplasty surgeries, as well as a large double blind Phase III safety trial and other safety studies. As injectable meloxicam is in the non-opioid class of drugs, the Company believes it will overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of injectable meloxicam, the preparation and filing of other portions of the drug application, including CMC, the ability to obtain and maintain regulatory approval of injectable meloxicam and, and the labeling under any such approval, regulatory developments in the United States and foreign countries; the Company’s ability to achieve its financial goals, including financial guidance: the Company’s ability to raise future financing for continued development and the payment of milestones; the Company’s ability to pay its debt; customer product performance and ordering patterns, the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of injectable meloxicam. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov. Recro assumes no obligation to update any such forward looking statements.

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$19,485	$64,483
Short-term investments	36,060	—
Accounts receivable	12,278	10,411
Inventory	7,810	8,746
Prepaid expenses and other current assets	1,636	1,118

Total current assets	$77,269	$84,758
Property, plant and equipment, net	37,277	37,300
Deferred income taxes	18,295	17,060
Intangible assets, net	36,787	37,433
Goodwill	6,446	6,446

Total assets	$176,074	$182,997

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	2,954	4,132
Accrued expenses	8,137	9,893
Current portion of long-term debt, net	1,851	2,236

Total current liabilities	12,942	16,261
Long-term debt, net	22,695	22,152
Warrants	3,688	3,397
Contingent consideration	72,388	69,574

Total liabilities	111,713	111,384

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 19,050,966 shares at March 31, 2017 and 19,043,216 shares at December 31, 2016	190	190
Additional paid in-capital	133,583	132,691
Accumulated deficit	(69,355)	(61,268)
Accumulated other comprehensive loss	(57)	—

Total shareholders’ equity	64,361	71,613

Total liabilities and shareholders’ equity	$176,074	$182,997

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Manufacturing, royalty and profit sharing revenue	$18,128	$17,138
Research and development revenue	614	604

Total revenue	18,742	17,742

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	10,498	10,271
Research and development	7,763	7,808
General and administrative	4,032	2,658
Amortization of intangible assets	646	646
Change in warrant valuation	291	(1,594)
Change in contingent consideration valuation	2,814	2,978

Total operating expenses	26,044	22,767

Operating loss	(7,302)	(5,025)
Other income (expense):
Interest income	105	9
Interest expense	(1,183)	(1,512)

Net loss before income taxes	$(8,380)	$(6,528)
Income tax benefit (expense)	293	(11)

Net loss	$(8,087)	$(6,539)

Basic and diluted net loss per common share	$(0.42)	$(0.71)

Weighted average basic and diluted common shares outstanding	19,049,416	9,251,948

Other comprehensive loss:
Unrealized loss on available-for-sale securities	(57)	—

Comprehensive loss	$(8,144)	$(6,539)

CONTACT:

Investor Relations Contact:

Argot Partners

Susan Kim/Natalie Wildenradt

(212) 600-1902

susan@argotpartners.com

natalie@argotpartners.com

Recro Pharma, Inc.

Michael Celano

(484) 395-2413

mcelano@recropharma.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Source: Recro Pharma, Inc.